Entergy Corporation
639 Loyola Avenue
New Orleans, LA  70113

Exhibit 99.1

News
Release

Date:	November 22, 2004

For Release:	Immediate

Contact:	Morgan Stewart (Media) (504) 576-4238 mstewa3@entergy.com	Michele Lopiccolo (Investor Relations) (504) 576-4879 mlopicc@entergy.com

Entergy Announces Sale of Gulf South Pipeline to TGT Pipeline, LLC

New Orleans, La. - Entergy Corporation (NYSE: ETR) today announced that Entergy-Koch, LP has entered into a definitive agreement to sell Gulf South Pipeline Company, LP (Gulf South) to TGT Pipeline, LLC, a subsidiary of Loews Corporation, for a purchase price of $1.136 billion. The sale of Gulf South is expected to occur prior to year-end and is subject to normal and customary conditions, including the filing of notification under the Hart-Scott-Rodino antitrust law.

Entergy expects the sale of Gulf South, combined with the previously announced sale of Entergy-Koch Trading, to result in a net cash impact to Entergy of more than $1 billion, the majority of which will be received by the end of the first quarter of 2005.

Entergy noted that previously-issued 2004 as-reported earnings guidance of $3.65 to $3.75 per share will be revised to reflect actual results realized by Entergy-Koch, LP in fourth quarter 2004, as well as the gain that will be realized on the combination of the sales of Entergy-Koch Trading, Gulf South and the eventual completion of the Entergy-Koch, LP venture when these amounts are known.

Entergy affirmed previously-issued operational earnings guidance for 2004 in the range of $3.70 to $3.80 per share. Operational earnings exclude results of $(0.07) per share from Entergy-Koch, LP and $0.02 per share related to a special item at Entergy's non-nuclear wholesale assets business. Operational earnings exclude these amounts because they will not recur in 2005 and beyond.

The company also affirmed previously-issued as-reported and operational earnings guidance for 2005 in the range of $4.60 to $4.85 per share, and noted that this range reflects share repurchases under the previously-announced $1.5 billion program that is in effect through year-end 2006.

Gulf South is a subsidiary of Entergy-Koch, LP, a 50/50 venture jointly owned by Entergy Corporation and Koch Energy, Inc. The sale of Gulf South follows a competitive process that commenced shortly after the September 2, 2004 announcement to sell Entergy-Koch's energy trading businesses to Merrill Lynch & Co. Both transactions resulted from a review of strategic alternatives conducted by Entergy-Koch's owners which concluded that Entergy-Koch's trading and pipeline businesses were likely to be more valuable if owned by separate third parties. Competitive processes were conducted for both sales. Lehman Brothers advised Entergy-Koch, LP on the sale of Gulf South.

Entergy Corporation is an integrated energy company engaged primarily in electric power production, retail distribution operations, and gas transportation. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.6 million utility customers in Arkansas, Louisiana, Mississippi, and Texas. Entergy has annual revenues of over $9 billion and approximately 14,000 employees.

Additional investor information can be accessed online at

www.entergy.com/earnings

In this release and from time to time, Entergy makes statements concerning its expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Entergy believes that these forward-looking statements and the underlying assumptions are reasonable, it cannot provide assurance that they will prove correct. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in the statements. Some of those factors include, but are not limited to: resolution of pending and future rate cases at local and federal regulatory agencies, Entergy's ability to reduce its operation and maintenance costs, particularly at its non-utility nuclear generating facilities, the performance of Entergy's generating plants, and particularly the capacity factor at its nuclear generating facilities, prices for power generated by Entergy's unregulated generating facilities, and the prices and availability of power Entergy must purchase for its utility customers, uncertainty regarding establishment of permanent sites for spent nuclear fuel storage and disposal, Entergy's ability to develop and execute on a point of view regarding prices of electricity, natural gas, and other energy-related commodities, the completion of the sale of Entergy-Koch's Gulf South Pipeline business, the amount of cash that Entergy-Koch is able to distribute to Entergy, resolution of pending investigations of Entergy-Koch's past trading practices, changes in the energy trading market, changes in the financial markets, particularly those affecting the availability of capital and Entergy's ability to refinance existing debt and to fund investments and acquisitions, actions of rating agencies, including changes in the ratings of debt and preferred stock, Entergy's ability to purchase and sell assets at attractive prices and on other attractive terms, changes in utility regulation and in regulation of the nuclear industry, the success of Entergy's strategies to reduce current tax payments, and the effects of litigation and weather.